Exhibit 99.1

NEWS RELEASE	Jeffrey N. Boyer
Executive Vice President -
FOR IMMEDIATE RELEASE	Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President – Finance
(972) 409-1667

Michaels Stores, Inc. Reports Preliminary Fourth Quarter and Full Year Earnings

— Fiscal 2004 Diluted EPS Increases 19% to $1.51 —

— Net Income Increases 18% —

IRVING, Texas — March 2, 2005 — Michaels Stores, Inc. (NYSE: MIK) today reported preliminary unaudited financial results for its fourth quarter and fiscal year 2004. Net income for the quarter increased $16.7 million to $111.2 million, up 18% versus $94.6 million for the same quarter last year. Diluted earnings per share increased $0.12, or 18% for the quarter to $0.80 in 2004 versus $0.68 in 2003.

     Net income for the year was $209.8 million, an 18% increase compared to last year’s net income of $177.8 million. Diluted earnings per share increased $0.24 or 19%, to a record $1.51 per share versus $1.27 per share in 2003.

     Michael Rouleau, Chief Executive Officer, said, “The implementation of our automated replenishment system completed this past June, in conjunction with last year’s implementation of our perpetual inventory system, puts in place the most significant sales and profit generating tools ever for Michaels Stores. These new systems will be a driving force of change and will serve as a catalyst for accelerating same-store sales growth and gross margin expansion.”

     Rouleau concluded, “Fiscal 2004 is our eighth straight year of record sales and operating income. With our new perpetual inventory and automated replenishment systems, combined with the experience of our organization, we are well positioned to deliver to our shareholders our ninth straight year of record performance in fiscal 2005.”

Operating Performance

     Total sales for the fourth quarter increased 11% to $1.185 billion from $1.063 billion for the same period last year. Same-store sales for the quarter grew 7%. Customer traffic was up 6% and average ticket increased 2%. A custom frame promotion late in the month of January shifted additional revenue recognition of deliveries into February, reducing overall fourth quarter same-store sales by 1%. For the quarter, the Company’s best performing departments were Needlework and Yarn, Scrapbooking, Custom Framing, and Kids Crafts, and the best performing zones were the Pacific, Southeast and Central.

     Total sales for 2004 were $3.393 billion, a 10% increase over last year’s $3.091 billion while same-store sales were up 5%. Year-to-date, customer traffic increased 4% and average ticket was up 1%. The Company’s best-performing departments for the year were Needlework and Yarn, Scrapbooking, Frames, and Kids Crafts, and the best performing zones were the Central, Pacific, and Northeast.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

     For the quarter, the Company’s operating income increased 17% to $180.0 million or 15.2% of sales compared to operating income of $154.2 million or 14.5% of sales for the same period last year. Operating income for the year increased 16% to $352.3 million or 10.4% of sales compared to $302.8 million or 9.8% of sales in 2003. Fiscal 2004 operating income includes $4.1 million in pre-tax expense related to the establishment of insurance reserves reflecting the financial difficulties of one of the Company’s insurance carriers. Operating income in fiscal 2004 also includes incremental costs related to several previously announced initiatives: our expanded store relocation program, our distribution center realignment project, and our relocation of Aaron Brothers headquarters to the Dallas area. Expenses related to these projects were $2.5 million in the fourth quarter and $12.1 million year-to-date.

Balance Sheet

     The Company’s cash balance as of the end of fiscal 2004, was $586.2 million, an increase of $244.4 million over last year’s ending balance of $341.8 million. Average inventory per Michaels store at the end of fiscal 2004, inclusive of distribution centers, decreased 3% to $1.010 million from $1.045 million last year.

     In the fourth quarter, the Company repurchased 380,000 shares of its common stock at an average price of $27.68 per share. Year-to-date, the Company repurchased 3,970,500 shares of its common stock at an average price of $26.47 per share. As of March 2, 2005, under its repurchase plans, the Company is authorized to repurchase approximately 1.9 million shares plus such additional shares as may be repurchased with proceeds from the future exercise of options under the Company’s 2001 General Stock Option Plan.

     The Company also stated that during the year it amended the terms of its $200 million Revolving Credit Agreement to extend the maturity date from April 30, 2005 to April 30, 2006, and to permit the planned prepayment of its $200 million 9 1/4% Senior Notes on the first available call date in July 2005.

Lease-Related Accounting Adjustments

     The Company has performed a review of its accounting practices surrounding leases and lease-related items in response to a letter recently posted on the SEC’s website discussing certain lease accounting issues. Like many other retailers and restaurant chains that are correcting these lease accounting practices, the Company will change the way it accounts for its leases, and expects to record non-cash adjustments to its financial statements.

     In prior periods, and consistent with industry practice, the Company had recognized the straight line expense for leases beginning on the commencement date of the lease, which had the effect of excluding the pre-opening period of its stores from the calculation of the period over which it expenses rent. In addition, amounts received as tenant allowances were reflected on the balance sheet as a reduction to store leasehold improvement costs instead of being classified as deferred lease credits.

     The Company is currently evaluating the impact of the cumulative effect of these adjustments, the majority of which is expected to relate to periods prior to fiscal 2003. The Company currently believes that the annual impact to net income and diluted EPS in fiscal 2003 and 2004 will be insignificant. The Company has not yet reached a final decision as to whether these matters will require a restatement of its previously issued annual and interim financial statements or whether the adjustments will all be reflected in the fiscal year 2004 financial statements.

Outlook

     For fiscal 2005, the Company expects same-store sales to increase 3% to 5% and total sales to increase 8% to 10%. Operating margin is expected to grow 60 to 80 basis points driven by both gross margin expansion and selling, general, and administrative expense leverage. Diluted earnings per share are expected to increase 15% to 20% over fiscal 2004 results, excluding the anticipated non-cash expense related to the implementation of Statement of Financial Accounting Standards No. 123®, Share-Based Payment.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

     For the first quarter, same-store sales are trending toward the high-end of previous guidance of a 3% to 5% increase. Operating margin is expected to expand by approximately 100 basis points in the first quarter, mostly driven by gross margin expansion. The strong gross margin performance expected in the quarter is primarily due to lower clearance levels and the timing of our major merchandise resets and related markdowns, the majority of which are scheduled to occur in the second quarter of this year. Diluted earnings per share for the first quarter are expected to increase 25% to 30% versus fiscal 2004 first quarter results.

     For the second quarter of fiscal 2005, same store sales versus the prior year are expected to increase from 3% to 5% and operating margin is forecast to expand 40 to 50 basis points, driving an increase of approximately 15% in operating income versus the second quarter of fiscal 2004. Diluted earnings per share for the second quarter of 2005 is expected to be relatively flat year over year, as the Company is expected to incur costs of approximately $12 million primarily related to the call premium for the early retirement of our $200 million, 9 1/4% Senior Notes on the first available call date in July 2005.

     The Company will host a conference call at 4:00 p.m. CST today to discuss fourth quarter and fiscal 2004 earnings results, and fiscal 2005 outlook. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 4758962.

     The Company plans to release its 2005 first quarter sales on Thursday, May 5, 2005, at 6:30 a.m. CT. Any interested party may view the Company’s press release at www.michaels.com.

     Michaels Stores, Inc. is the world’s largest retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of March 2, 2005, the Company owns and operates 845 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, located primarily on the West Coast, eight Recollections, and three Star Wholesale operations.

     This document contains forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and in our Quarterly Reports on Form 10-Q for the quarters ended May 1, 2004, July 31, 2004, and October 30, 2004. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, total sales, operating margin, operating income, and diluted earnings per share, as well as our expectation to redeem our outstanding $200 million, 9 1/4% Senior Notes in July 2005. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: changes in accounting principles; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity cost increases and currency fluctuations; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004, particularly in “Critical Accounting Policies” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

     This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

— Tables Follow —

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

Michaels Stores, Inc.
Consolidated Statements of Income
(In thousands, except per share data)

	Fourth Quarter		Fiscal Year
	2004	2003	2004	2003
Net sales	$1,184,560	$1,063,106	$3,393,251	$3,091,256
Cost of sales and occupancy expense	738,610	674,466	2,134,102	1,957,273

Gross profit	445,950	388,640	1,259,149	1,133,983
Selling, general, and administrative expense	265,097	233,420	898,445	823,161
Store pre-opening costs	823	1,026	8,357	8,071

Operating income	180,030	154,194	352,347	302,751
Interest expense	4,995	5,078	20,434	20,262
Other (income) and expense, net	(1,861)	(1,201)	(4,604)	(2,701)

Income before income taxes	176,896	150,317	336,517	285,190
Provision for income taxes	65,652	55,756	126,707	107,345

Net income	$111,244	$94,561	$209,810	$177,845

Earnings per common share:
Basic	$0.82	$0.70	$1.54	$1.32

Diluted	$0.80	$0.68	$1.51	$1.27

Weighted average shares outstanding:
Basic	135,086	135,288	135,875	134,356

Diluted	138,295	139,662	139,016	139,858

Dividends per common share	$0.07	$0.05	$0.26	$0.15

Michaels Stores, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	January 29,	January 31,
	2005	2004
ASSETS
Current assets:
Cash and equivalents	$586,231	$341,825
Merchandise inventories	936,395	892,923
Prepaid expenses and other	26,613	29,198
Deferred and prepaid income taxes	22,032	19,426

Total current assets	1,571,271	1,283,372

Property and equipment, at cost	878,343	808,230
Less accumulated depreciation	(489,327)	(420,313)

	389,016	387,917

Goodwill	115,839	115,839
Other assets	17,569	14,519

	133,408	130,358

Total assets	$2,093,695	$1,801,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$256,266	$172,708
Accrued liabilities and other	241,003	194,395
Income taxes payable	12,992	2,377

Total current liabilities	510,261	369,480

9 1/4% Senior Notes due 2009	200,000	200,000
Deferred income taxes	35,186	28,241
Other long-term liabilities	43,082	36,628

Total long-term liabilities	278,268	264,869

	788,529	634,349

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 2,000,000 shares authorized, none issued.	—	—
Common Stock, $0.10 par value, 350,000,000 shares authorized; shares issued and outstanding of 135,726,717 at January 29, 2005 and 135,995,134 at January 31, 2004	13,573	13,600
Additional paid-in capital	451,449	489,110
Retained earnings	834,822	660,365
Accumulated other comprehensive income	5,322	4,223

Total stockholders’ equity	1,305,166	1,167,298

Total liabilities and stockholders’ equity	$2,093,695	$1,801,647

Michaels Stores, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Fiscal Year
	2004	2003
Operating activities:
Net income	$209,810	$177,845
Adjustments:
Depreciation	88,876	83,472
Amortization	394	397
Other	1,288	1,115
Changes in assets and liabilities:
Merchandise inventories	(43,472)	(83,505)
Prepaid expenses and other	2,585	(10,559)
Deferred income taxes and other	6,637	11,503
Accounts payable	83,558	77,944
Income taxes payable	39,699	13,287
Accrued liabilities and other	38,443	18,007

Net cash provided by operating activities	427,818	289,506

Investing activities:
Additions to property and equipment, net of landlord reimbursements	(90,906)	(103,110)
Net proceeds from sales of property and equipment	133	105

Net cash used in investing activities	(90,773)	(103,005)

Financing activities:
Cash dividends paid to stockholders	(25,867)	(20,145)
Repurchase of Common Stock	(105,099)	(75,499)
Proceeds from stock options exercised	35,494	30,724
Proceeds from issuance of Common Stock and other	2,833	2,213
Payment of other long-term liabilities	—	—

Net cash (used in) provided by financing activities	(92,639)	(62,707)

Net increase in cash and equivalents	244,406	123,794
Cash and equivalents at beginning of period	341,825	218,031

Cash and equivalents at end of period	$586,231	$341,825

Michaels Stores, Inc.
Summary of Operating Data

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of income:

	Fourth Quarter		Fiscal Year
	2004	2003	2004	2003
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	62.4	63.4	62.9	63.3

Gross profit	37.6	36.6	37.1	36.7
Selling, general, and administrative expense	22.4	22.0	26.5	26.6
Store pre-opening costs	0.0	0.1	0.2	0.3

Operating income	15.2	14.5	10.4	9.8
Interest expense	0.4	0.5	0.6	0.7
Other (income) and expense, net	(0.2)	(0.1)	(0.1)	(0.1)

Income before income taxes	15.0	14.1	9.9	9.2
Provision for income taxes	5.5	5.2	3.7	3.4

Net income	9.5%	8.9%	6.2%	5.8%

The following table sets forth certain of our unaudited operating data (dollar amounts in thousands):

	Fourth Quarter		Fiscal Year
	2004	2003	2004	2003
Michaels stores (1):
Retail stores open at beginning of period	849	808	804	754
Retail stores opened during the period	—	—	45	55
Retail stores opened (relocations) during the period	—	—	30	16
Retail stores closed during the period	(5)	(4)	(5)	(5)
Retail stores closed (relocations) during the period	—	—	(30)	(16)

Retail stores open at end of period	844	804	844	804

Aaron Brothers stores:
Retail stores open at beginning of period	164	158	158	148
Retail stores opened during the period	—	—	7	10
Retail stores opened (relocations) during the period	—	—	1	—
Retail stores closed during the period	—	—	(1)	—
Retail stores closed (relocations) during the period	—	—	(1)	—

Retail stores open at end of period	164	158	164	158

Recollections stores:
Retail stores open at beginning of period	8	2	2	—
Retail stores opened during the period	—	—	6	2

Retail stores opened at end of period	8	2	8	2

Star Wholesale stores (1):
Wholesale stores open at beginning of period	3	3	3	2
Wholesale store opened during the period	—	—	—	1

Wholesale stores open at end of period	3	3	3	3

Total store count at end of period	1,019	967	1,019	967

Other operating data:
Average inventory per Michaels store	$1,010	$1,045	$1,010	$1,045
Comparable store sales increase	7%	4%	5%	2%

(1)	Opening store counts reflect a reclassification of our Los Angeles combination wholesale-retail store from a Michaels store to a Star Wholesale store. Beginning in fiscal 2004, our Los Angeles wholesale-retail store is being managed as part of our Star Wholesale concept.